As filed with the Securities and Exchange Commission on February 14, 2014
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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UNITEDHEALTH GROUP INCORPORATED
(Exact name of registrant as specified in its charter)
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Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

OPTUM PARTNER SERVICES EXECUTIVE SAVINGS PLAN
(Full title of the plan)
Marianne D. Short Executive Vice President and Chief Legal Officer UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota 55343
(Name and address of agent for service)
(952) 936-1300
(Telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$50,000,000	100%	$50,000,000	$6,440

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Optum Partner Services Executive Savings Plan

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following document, which has been filed with the Securities and Exchange Commission (the “SEC”) by UnitedHealth Group Incorporated (the “Company”), is incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference in this registration statement. Any statement contained herein or in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.
Item 4. Description of Securities.
The securities offered hereby are deferred compensation obligations of Optum Medical Services, P.C. (“Optum”), an indirect subsidiary of the Company, as plan sponsor, and of certain affiliates of Optum (together with Optum, the “Employers”), which are being offered to eligible employees of the Employers under the Optum Partner Services Executive Savings Plan (the “Plan”). The Plan permits participants to defer, in accordance with the terms of the Plan, base salary and cash incentive compensation (the “Cash Deferrals”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The Employers will credit to participants’ deferral accounts certain amounts specified in the Plan related to matching contributions on certain Cash Deferrals. The Employers may also, but are not required to, credit any additional amount to any participant’s account.
The deferred amounts described above (including the Cash Deferrals and additional amounts credited by the Employers to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amounts were invested in one or more investment alternatives selected by the participant in accordance with the terms of the Plan. The deemed investment alternatives include various investment funds with different degrees of risk. Participants may reallocate amounts among the various deemed investment alternatives each business day. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account, and the Employers are not required to invest any amounts as a result of these elections.
The Plan is an unfunded and unsecured liability of the Employers and benefits are paid from the Employers’ general assets. The benefits payable under the Plan are future obligations of the Employers and are dependent on the Employers’ financial condition and creditworthiness. Although a “rabbi trust” has been established, which holds assets that are used solely to pay benefits to Plan participants, participants do not have any preferential right to any assets in the trust. In the event of an Employer’s insolvency or bankruptcy, the trust assets are treated like other corporate assets of the Employer and are subject to the claims of the Employer’s creditors. Claims for deferred compensation will be treated like any other claim by the Employer’s unsecured creditors, with no special preference for participants in the Plan. Therefore, if an Employer becomes insolvent or bankrupt, participants in the Plan could lose some or all of their benefits under the Plan. All amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Rights to payment under the Plan are not convertible into another security of the Employers.
Optum’s board of directors has reserved the right to amend the Plan prospectively, retroactively or both, at any time, including the right to terminate the Plan completely. The plan administrator may also unilaterally amend the Plan to the same extent, and subject to the same limitations, as Optum’s board of directors, provided that the plan administrator does not have the right to adopt any amendment that would materially raise the cost of the Plan. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will the Employers be responsible for any decline in a participants’ account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations under the Plan may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a death beneficiary under the Plan.
The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations and is qualified in its entirety by reference to the Plan.
Item 5. Interests of Named Experts and Counsel.
Amy L. Schneider, who has given an opinion of counsel with respect to the securities to which this registration statement relates, is an employee and officer (Deputy General Counsel and Assistant Secretary) of the Company. Ms. Schneider is not eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.
Section 521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, the Company will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•
reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article 7 of the Company’s Third Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, the Company’s directors shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.
Section 9.01 of the Company’s Fourth Amended and Restated Bylaws provides that the Company shall indemnify and advance expenses of its officers and directors under such circumstances and to the extent required or permitted by Section 521 of the Minnesota Business Corporation Act, as now enacted or hereafter amended.
The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Company’s directors and officers and covers the Company for reimbursement of payments to the Company’s directors and officers in respect of such liabilities and expenses.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Number	Description
4.1	Optum Partner Services Executive Savings Plan.
5.1	Opinion of Amy L. Schneider, the Company’s Deputy General Counsel.
23.1	Consent of Amy L. Schneider, the Company’s Deputy General Counsel (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on February 12, 2014.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Stephen J. Hemsley
Stephen J. Hemsley President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 12, 2014.

Signature	Title

/s/ Stephen J. Hemsley	Director, President and Chief Executive Officer (principal executive officer)
Stephen J. Hemsley
/s/ David S. Wichmann	Executive Vice President and Chief Financial Officer of UnitedHealth Group and President of UnitedHealth Group Operations (principal financial officer)
David S. Wichmann
/s/ Eric S. Rangen	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Eric S. Rangen
*	Director
William C. Ballard, Jr.
*	Director
Edson Bueno
*	Director
Richard T. Burke
*	Director
Robert J. Darretta
*	Director
Michele J. Hooper
*	Director
Rodger A. Lawson
*	Director
Douglas W. Leatherdale
*	Director
Glenn M. Renwick

Signature	Title
*	Director
Kenneth I. Shine
*	Director
Gail R. Wilensky

*
The undersigned, by signing her name hereto, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

By:	/s/ Amy L. Schneider
Amy L. Schneider As Attorney-in-Fact

EXHIBIT INDEX

Number	Description
4.1	Optum Partner Services Executive Savings Plan.
5.1	Opinion of Amy L. Schneider, the Company’s Deputy General Counsel.
23.1	Consent of Amy L. Schneider, the Company’s Deputy General Counsel (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.